UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGP Ingredients, Inc. (the “Company”) has released an advertisement notice (the “Notice”) in connection with the solicitation of proxies for the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”).  The Atchison Globe published the Notice on August 14, 2013.  The Notice is filed herewith as Exhibit 1.

The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning the Company are available free of charge at www.sec.gov.  For a copy of final definitive materials with respect to 2013 Annual Meeting, including Amendment No. 3 of the supplement to the proxy statement, please see http://ir.mgpingredients.com/annuals.cfm. Voting remains open to stockholders of record at the close of business on April 3, 2013. Stockholders should carefully read the definitive proxy statement, including supplements thereto, before making any voting decision.

The Company and its directors, director nominees, the Company’s chief executive officer and its chief financial officer (the “Participants”) may be deemed to be participants in the solicitation of proxies in connection with the 2013 Annual Meeting.  Information regarding the Participants in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplement that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

Exhibit 1

DOING WHAT'S RIGHT TO BUILD A STRONG, VIBRANT MGP

MGP's independent directors and management team share a commitment to doing what's right for MGP and a duty to create value for MGP stockholders. Our efforts and objectives are clear:

- We are building a strong and vibrant MGP.
- We have made critical investments in the operations in Atchison and Lawrenceburg to improve MGP's competitive position.
- We have refocused MGP on higher profit products to secure a bright future.
- Consistent with our duties, we are open to considering every alternative for creating value.

WE RESPECT THE CRAY FAMILY...

We all have immense respect for the Cray family and what they have contributed to MGP and Atchison. All of us were selected for the MGP Board by Bud and Ladd Seaberg and have worked alongside Cray family members for years.

...BUT WE HAVE A DUTY TO STOCKHOLDERS

As directors of a publicly-traded company, we have critical governance duties that we are obligated to fulfill. Those include speaking out and doing what is right to serve the best interests of MGP common stockholders, many of whom are current and former MGP employees and members of the Atchison community. We cannot allow anyone to undermine the interests of MGP stockholders. Unfortunately, that is exactly what the Cray Group is attempting to do with their hostile proxy contest.

That is why we are asking MGP stockholders to vote the **WHITE** proxy card today. Your vote will reelect Chairman John Speirs, who has vital experience and expertise, and prevent the Cray family from making governance changes that are bad for MGP and MGP stockholders. A vote on the **WHITE** card will not change the Cray family's significant influence at MGP. Karen Seaberg and Bud Cray will continue to serve on the Board and the family will still control five of nine Board seats. Voting on the **WHITE** card simply ensures that independent directors will continue to serve the best interests of **all** stockholders, not just the interests of a single family.

...AND A LEADING ADVISOR TO INSTITUTIONS AND PROFESSIONAL INVESTORS AGREES

Glass Lewis & Co., a leading provider of proxy voting advisory services to institutions and other professional investors recently issued a report stating:

"…we believe it is particularly important in this case for independent directors to maintain their current position. In our view, in light of recent actions, the independent directors are more likely to act in the best interests of all shareholders than is the Cray family."

We are grateful for the tremendous support we have received from MGP employees and stockholders here in Atchison. We look forward to the Annual Meeting of stockholders on August 23, 2013.

Please Join MGP's Management, Independent Board and Third-Party Experts in Supporting a strong MGP by voting the WHITE proxy card today.

Sincerely,

John R. Speirs	Michael Braude	John E. Byom	Gary Gradinger	Linda E Miller	Daryl R. Schaller Ph.D.
Chairman	Director	Director	Director	Director	Director

The Independent Directors of the MGP Board

If you have questions about how to vote your shares, or need additional assistance, please contact: Innisfree M&A Incorporated Stockholders Call Toll-Free: (888) 750-5834

Important Additional Information

The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning the Company are available free of charge at www.sec.gov. For a copy of final definitive materials with respect to 2013 Annual Meeting, including Amendment No. 3 of the supplement to the proxy statement, please see http://ir.mgpingredients.com/annuals.cfm. Voting remains open to stockholders of record at the close of business on April 3, 2013. Stockholders should carefully read the definitive proxy statement, including supplements thereto, before making any voting decision.

The Company and its directors, director nominees, the Company's chief executive officer and its chief financial officer (the "Participants") may be deemed to be participants in the solicitation of proxies in connection with the 2013 Annual Meeting. Information regarding the Participants in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplement that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

MGP®